Exhibit 99.1

Mereo BioPharma Reports Second Quarter 2026 Financial Results and Provides Corporate Highlights

Entered into option and license agreement with Sentynl Therapeutics for alvelestat, Mereo’s investigational oral therapy for Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

Mereo and partner Ultragenyx engaging with regulatory agencies on potential path forward for setrusumab in osteogenesis imperfecta (OI); further updates expected by year-end 2026

Cash and cash equivalents of $30.1 million at June 30, 2026, now expected to fund operations into late-2027

London, August 11, 2026 – Mereo BioPharma Group plc (NASDAQ: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases, today announced financial results for the second quarter ended June 30, 2026, and provided an update on recent corporate highlights.

The Company is also updating its previous cash runway guidance. As of June 30, 2026, cash and cash equivalents were approximately $30 million, which are expected to fund operations into late-2027.

“The partnership with Sentynl Therapeutics which we announced earlier today marks a significant milestone for our alvelestat program and for the Company as a whole. We are now working together to refine the design of the global Phase 3 study for our potential first-in-class oral therapy for AATD-LD and look forward to a continued close collaboration during the short option period. Assuming exercise of the license option by Sentynl, we plan to initiate the Phase 3 trial in early 2027,” said Denise Scots-Knight, Chief Executive Officer of Mereo BioPharma. “Additionally, alongside our partner Ultragenyx, we have had initial regulatory interactions on setrusumab with the FDA and the MHRA and we expect to be in a position to provide an update on the potential path forward by the end of this year. We finished the quarter with approximately $30 million in cash. Thanks to our careful expense management, we now expect that this cash will provide runway into late-2027, exclusive of the potential $40 million in upfront and R&D payments that we are eligible to receive on exercise of the alvelestat option by Sentynl.”

Second Quarter 2026 Highlights, Recent Developments, and Anticipated Milestones

Setrusumab (UX143)

•
The Orbit and the Cosmic Phase 3 studies did not achieve statistical significance against the primary endpoints of reduction in annualized clinical fracture rate, however, both achieved high statistical significance against the key secondary endpoint of improvement in bone mineral density, as well as reductions in vertebral fractures and improvements in patient reported outcomes (PROs) associated with disease severity, pain / discomfort and daily activities, with these PRO improvements achieving statistical significance in the Orbit study. Setrusumab also achieved meaningful reductions in fractures in certain bones and in patients with higher fracture frequencies. Both studies demonstrated a safety profile consistent with that observed in previous trials.
•
Mereo and its partner, Ultragenyx Pharmaceutical, Inc. (“Ultragenyx”), are engaged with regulatory agencies to determine a potential path forward for setrusumab in pediatric OI patients and, to-date, have held discussions with the regulators in the U.S. and the U.K. The FDA indicated openness to considering alternative approaches to fracture analysis, with additional conversations needed to further define what additional clinical data would be needed to support a potential BLA. In recent communications with the MHRA, they encouraged further dialogue on any future development proposal, and we plan to have further interactions following the FDA discussions.

Alvelestat (MPH-966)

•
Mereo recently announced an option and license agreement with Sentynl Therapeutics, Inc. (Sentynl), a wholly owned subsidiary of Zydus Lifesciences Limited. Sentynl has the right to acquire a license for the U.S. commercial and global manufacturing rights to alvelestat for AATD-LD.
o
Sentynl is a California-based, commercial-stage biopharmaceutical company with three currently approved products for rare diseases.
o
Under the agreement, the companies will collaborate to refine the design of the planned global Phase 3 trial of alvelestat and to advance the manufacturing during the short option period.
•
Mereo will receive a non-refundable option fee and, on option exercise, would also be eligible to receive $40 million in upfront and R&D payments, up to $435 million in regulatory and commercial milestone payments, as well as double-digit tiered royalties on U.S. net sales of alvelestat.

•
Mereo will lead the global Phase 3 study and regulatory interactions until study completion and will retain rest-of-world commercial rights for alvelestat.
•
On exercise of the option by Sentynl, the agreement provides funding for the global Phase 3 study, which could be initiated early in 2027.

Vantictumab (OMP18R5)

•
āshibio, Inc. (āshibio), Mereo’s development and commercial partner for vantictumab, is continuing to advance toward initiation of a Phase 2 clinical trial in autosomal dominant osteopetrosis Type 2 (ADO2).
•
āshibio is responsible for the global clinical development of vantictumab. Mereo has retained European commercial rights to the product, with āshibio holding commercial rights for the rest of the world.

Second Quarter 2026 Financial Results

Total research and development (“R&D”) expenses decreased by $3.6 million, from $5.4 million in the second quarter of 2025 to $1.8 million in the second quarter of 2026. The decrease was primarily due to a reduction of $2.6 million in R&D expenses for setrusumab and $1.0 million for alvelestat. The decrease in program expenses for setrusumab was primarily driven by reduction of, and delays to, investment in manufacturing and ongoing activities, including medical affairs activities in Europe during the second quarter of 2026. The decrease in program expenses for alvelestat was primarily due to completion of activities undertaken in preparation for the potential Phase 3 study during 2025.

General and administrative (“G&A”) expenses decreased by $0.3 million, from $5.5 million in the second quarter of 2025 to $5.2 million in the second quarter of 2026. The decrease was primarily due to reductions of approximately $2.2 million driven by delays to investment in pre-commercial activities to lay the foundation for the potential commercial launch of setrusumab in Europe and other realized cost savings. These decreases were partially offset by the recognition of a $1.9 million reduction in expenses in the second quarter of 2025 for amounts received from our depository to reimburse certain expenses incurred by us in respect of our ADR program, whereas the corresponding amount in the current year was recognized in the first quarter of 2026.

Net loss for the second quarter of 2026 was $7.0 million, compared to $14.6 million for the second quarter of 2025, primarily reflecting reductions in R&D and G&A expenses and a lower net foreign currency translation loss.

As of June 30, 2026, the Company had cash and cash equivalents of $30.1 million, compared to $41.0 million as of December 31, 2025. The Company expects, based on current operational plans, that its existing cash and cash equivalents balance will enable it to fund its currently committed clinical trials, operating expenses, and capital expenditure requirements into late 2027. This guidance does not include any future potential payments associated with business development activity around any of the Company’s programs.

Total ordinary shares issued as of June 30, 2026 were 798,093,044. Total ADS equivalents as of June 30, 2026 were 159,618,608, with each ADS representing five ordinary shares of the Company.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from two Phase 3 studies for setrusumab in OI in patients aged 2 to 25 years old. Ultragenyx is funding and leading global development and Mereo has retained EU and UK commercial rights. Mereo has entered into an exclusive option and license agreement with Sentynl Therapeutics Inc. for the U.S. rights to commercialize alvelestat, while retaining rest of the world rights and will lead the global development. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD. Mereo has partnered with āshibio, Inc., for vantictumab in ADO2. āshibio, Inc. is funding and leading the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into exclusive global license agreements with ReproNovo SA, for the development and commercialization of leflutrozole for the treatment of infertility in men, and with Feng Biosciences for the development and commercialization of navicixizumab for late-stage ovarian cancer.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Mereo BioPharma Contacts:
Mereo	+44 (0)333 023 7300
Denise Scots-Knight, Chief Executive Officer
Christine Fox, Chief Financial Officer

Burns McClellan (Investor Relations Adviser to Mereo)	+01 646 930 4406
Lee Roth
Investors	investors@mereobiopharma.com

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$30,118	$40,992
Prepaid expenses and other current assets	1,600	2,531
Research and development incentives receivables	1,683	1,497
Total current assets	33,401	45,020
Property and equipment, net	54	137
Operating lease right-of-use assets, net	1,003	244
Intangible assets, net	256	516
Total assets	$34,714	$45,917

Liabilities
Current liabilities:
Accounts payable	$1,121	$1,333
Accrued expenses	2,455	2,026
Operating lease liabilities – current	1,030	202
Other current liabilities	1,071	741
Total current liabilities	5,677	4,302
Warrant liabilities – non-current	15	38
Other non-current liabilities	370	661
Total liabilities	$6,062	$5,001

Shareholders’ Equity
Ordinary shares, par value £0.003 per share; 798,093,044 shares issued at June 30, 2026 (December 31, 2025: 795,658,504)	$3,145	$3,135
Additional paid-in capital	552,335	549,622
Accumulated deficit	(514,543)	(501,018)
Accumulated other comprehensive loss	(12,285)	(10,823)
Total shareholders’ equity	$28,652	$40,916
Total liabilities and shareholders’ equity	$34,714	$45,917

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$500	$—	$500
Operating expenses
Cost of revenue	—	(132)	—	(132)
Research and development	(1,808)	(5,373)	(6,555)	(9,303)
General and administrative	(5,222)	(5,494)	(9,241)	(12,766)
Loss from operations	(7,030)	(10,499)	(15,796)	(21,701)
Other income/(expenses)
Interest income	278	589	605	1,248
Interest expense	(16)	(24)	(37)	(204)
Changes in the fair value of warrants	6	(101)	23	315
Foreign currency transaction (loss)/gain, net	(362)	(5,326)	1,267	(8,091)
Benefit from research and development tax credit	119	745	214	930
Net loss before income tax	(7,005)	(14,616)	(13,724)	(27,503)
Income tax benefit	—	—	—	—
Net loss	$(7,005)	$(14,616)	$(13,724)	$(27,503)

Loss per share – basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Weighted average shares outstanding – basic and diluted	803,562,708	799,435,329	802,688,993	794,022,295

Net loss	$(7,005)	$(14,616)	$(13,724)	$(27,503)
Other comprehensive income/(loss) – Foreign currency translation adjustments, net of tax	286	6,647	(1,462)	10,206
Total comprehensive loss	$(6,719)	$(7,969)	$(15,186)	$(17,297)